EXHIBIT (11)

CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE
FISCAL YEARS ENDED FEBRUARY 3, 1996, FEBRUARY 4, 1995
AND FEBRUARY 5, 1994 (in thousands of dollars)

                                 1995         1994        1993
                               ---------    ---------   ---------
Common shares outstanding
 at beginning of
fiscal period                    17,124       16,979      16,956

Shares issued during
 the period -
 weighted average                    44           23          18

Shares issuable under
 employee stock plans -
 weighted average                    40           18          27

Dilutive effect of
 exercise of certain
 stock options                       84            0           0

Less:  Treasury stock -
 weighted average                (3,303)      (2,919)     (2,335)
                                --------    ---------   ---------
Weighted average number
 of common and common
 equivalent shares               13,989       14,101      14,666
                                ========    =========   =========

Net earnings applicable
 to common shares:
   From continuing operations   $17,659      $16,640     $15,127
   From discontinued operations  (3,326)      (1,818)     (1,891)
                                --------    ---------   ---------
      Net earnings              $14,333      $14,822     $13,236
                                ========    =========   =========

Earnings per common share:
   From continuing operations     $1.26        $1.18       $1.03
   From discontinued operations   (0.24)       (0.13)      (0.13)
                                ---------   ---------   ---------
      Net earnings                $1.02        $1.05       $0.90
                                =========   =========   =========